Immediate Release
CONTACTS
Media: Brian Dowling, 925-467-3787, Brian.Dowling@Safeway.com
Investors: Melissa Plaisance, 925-467-3136, Melissa.Plaisance@Safeway.com

Safeway Inc. Names Peter J. Bocian
Executive Vice President and Chief Financial Officer

PLEASANTON, Calif. — February 4, 2013 — Safeway Inc. (NYSE: SWY) announced the appointment of Peter J. Bocian as its new Executive Vice President and Chief Financial Officer. Mr. Bocian, 58, will oversee the company’s financial functions including accounting, tax, audit, treasury, investor relations, planning and business development. He will report directly to Robert Edwards, Safeway’s President, and will assume his new responsibilities on February 19.

Mr. Bocian most recently served as Executive Vice President, Head of Corporate Services and Finance at JPMorgan Chase, the New York-based global financial services company. While at JPMorgan Chase, he had overall responsibility for Global Real Estate, Procurement, Technology and Real Estate Finance and General Services for the firm.

Prior to joining JPMorgan Chase, Mr. Bocian spent three years as Executive Vice President and Chief Administrative Officer at Palo Alto-based Hewlett-Packard. Before his tenure with HP, he spent over a year as CFO and Chief Administrative Officer at Seattle-based Starbucks. Earlier Mr. Bocian had a long and successful 24 years with Ohio-based NCR Corporation, where he held positions of increasing responsibility across Finance, working in the Retail, Teradata and Federal System groups. At NCR, he last served, for three years, as Senior Vice President and Chief Financial Officer.

“We are pleased to have attracted someone with Pete’s demonstrated business leadership skills and deep financial credentials to our senior executive team,” said Mr. Edwards. “His proven ability to effectively manage a broad cross section of complex finance and administrative functions, as well as his extensive experience with retail-focused companies will be of considerable added value to our business.”

Mr. Bocian holds a Masters in Business Administration in Accounting and Bachelor of Arts in Russian from Michigan State University, and served in the U.S. Navy.

ABOUT SAFEWAY www.Safeway.com
Safeway Inc. is a Fortune 100 company and one of the largest food and drug retailers in North America, based on sales. The company operates 1,644 stores in the United States and western Canada and had annual sales of $43.6 billion in 2011. The company's common stock is traded on the New York Stock Exchange under the symbol SWY.